PUBLIC HEALTH SERVICE

PATENT LICENSE AGREEMENT – *EXCLUSIVE*

This **Agreement** is based on the model Patent License Exclusive Agreement adopted by the U.S. Public Health Service ("**PHS**") Technology Transfer Policy Board for use by components of the National Institutes of Health ("**NIH**"), the Centers for Disease Control and Prevention ("**CDC**"), and the Food and Drug Administration ("**FDA**"), which are agencies of the **PHS** within the Department of Health and Human Services ("**HHS**").

This Cover Page identifies the Parties to this **Agreement**:

The U.S. Department of Health and Human Services, as represented by

The U.S. Department of Health and Human Services, as represented by

National Eye Institute

an Institute or Center (hereinafter referred to as the "**IC**") of the

NIH

and

Connectyx Technologies Holdings Group

hereinafter referred to as the "**Licensee**",

having offices at 1825 NW Corporate Boulevard, Suite 110, Boco Raton, FL 33431,

created and operating under the laws of Florida.

Tax ID No.: 26-1412177

L-088-2021-0/A-488-2020

For the **IC** internal use only:

License Number: L-088-2021-0

License Application Number: A-488-2020

Serial Number(s) of Licensed Patent(s) or Patent Application(s):

HHS Ref. No. E-227-2018-0
Entitled: "Druggable Target to treat Retinal Degeneration"
Inventors: Kapil Bharti, et. al

I. U.S. Provisional Patent Application No. 62/899,899 filed 13 September 2019; **HHS** Ref No. E-227-2018-0-US-01

II. PCT Application No. PCT/US2020/050540 filed 11 September 2020; **HHS** Ref. No. E-227-2018-0-PCT-02

Cooperative Research and Development Agreement (CRADA) Number (if a subject invention): NA

Additional Remarks: None

Public Benefit(s): Development of ocular metformin formulation for the treatment of retinal degenerative diseases.

This Patent License Agreement, hereinafter referred to as the "**Agreement**", consists of this Cover Page, an attached **Agreement**, a Signature Page, Appendix A (List of Patent(s) or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Benchmarks and Performance), Appendix E (Commercial Development Plan), Appendix F (Example Royalty Report), and Appendix G (Royalty Payment Options).

The **IC** and the **Licensee** agree as follows:

1. BACKGROUND

1.1 In the course of conducting biomedical and behavioral research, the **IC** investigators made inventions that may have commercial applicability.

1.2 By assignment of rights from **IC** employees and other inventors, **HHS**, on behalf of the **Government**, owns intellectual property rights claimed in any United States or foreign patent applications or patents corresponding to the assigned inventions. **HHS** also owns any tangible embodiments of these inventions actually reduced to practice by the **IC**.

1.3 The Secretary of **HHS** has delegated to the **IC** the authority to enter into this **Agreement** for the licensing of rights to these inventions.

1.4 The **IC** desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.5 The **Licensee** desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, or marketable products for public use and benefit.

2. DEFINITIONS

2.1 **"Affiliate(s)"** means a corporation or other business entity, which directly or indirectly is controlled by or controls, or is under common control with the **Licensee**. For this purpose, the term "control" shall mean ownership of more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other business entity, or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other business entity.

2.2 **"Benchmarks"** mean the performance milestones that are set forth in Appendix D.

2.3 "**Commercial Development Plan**" means the written commercialization plan attached as Appendix E, submitted to the **IC** by the **Licensee** that describes plans for development of the **Licensed Products** or **Licensed Processes** within the scope of the **Licensed Patent Rights** and the **Licensed Field(s) of Use** under the terms of this **Agreement** and achievement of "practical application", as defined in 35 U.S.C, § 201(f), of **Licensed Products** or **Licensed Processes** under the **Licensed Patent Rights**.

2.4 **"Commercial Purpose"** means the sale, lease, license, distribution in lieu of purchase, or any other transfer of the **Licensed Products**, excluding transfers to contractors or non-profit collaborators for internal evaluation or internal research. **Commercial Purpose** shall also include uses of the **Licensed Products** to perform contract research, to screen libraries, to produce or manufacture products for general sale, or to conduct activities that result in any direct or indirect sale, lease, license, or transfer of the **Licensed Products**.

2.5 "**CRADA**" means a Cooperative Research and Development Agreement.

2.6 "**Effective Date**" means, provided that all conditions are fulfilled under paragraph 13.1(a-c) for this **Agreement** taking effect and the authorized signatories of all **Parties** to this **Agreement** have signed, the date of the last signatory's signature to this **Agreement**.

2.7 **"FDA"** means the United States Food and Drug Administration.

2.8 **"First Commercial Sale"** means the initial transfer by or on behalf of the **Licensee** or its sublicensees of the **Licensed Products** or the initial practice of a **Licensed Process** by or on behalf of the **Licensee** or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining **Net Sales**.

2.9 **"Foreign Regulatory Authority"** means in a respective country or jurisdiction, an entity holding corresponding authority as the United States Food and Drug Administration, to regulate drugs and/or medical treatment in the country or jurisdiction, including but not limited to:

(a) European Medicines Agency ("EMA") in the European Union

(b) Department of Health in Canada

(c) Ministry of Health, Labor, and Welfare in Japan

(d) Therapeutic Goods Administration in Australia

(e) National Medical Products Administration in China, and

(f) The Ministry of Food and Drug Safety in South Korea.

2.10 **"Government"** means the Government of the United States of America.

2.11 **"Licensed Fields of Use"** means the fields of use identified in Appendix B.

2.12 **"Licensed Patent Rights"** shall mean:

(a) Patent applications (including provisional patent applications and PCT patent applications) or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from these applications, divisions, and continuations, and any reissues, reexaminations, and extensions of these patents;

(b) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.12(a):

(i) continuations-in-part of 2.12(a);

(ii) all divisions and continuations of these continuations-in-part;

(iii) all patents issuing from these continuations-in-part, divisions, and continuations;

(iv) priority patent application(s) of 2.12(a); and

(v) any reissues, reexaminations, and extensions of these patents;

(c) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.12(a): all counterpart foreign and U.S. patent applications and patents to 2.12(a) and 2.12(b), including those listed in Appendix A; and

(d) **Licensed Patent Rights** shall *not* include 2.12(b) or 2.12(c) to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in 2.12(a).

2.13 **"Licensed Processes"** means processes to make or use **Licensed Products**, in the course of being practiced, would be within the scope of one or more claims of the **Licensed Patent Rights** that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.14 **"Licensed Products"** means any direct ocular administered formulations of metformin -including injections to the eye, eye drops and other topical formulations which, in the course of manufacture, use, sale, or importation, would be within the scope of one or more claims of the **Licensed Patent Rights** that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.15 **"Licensed Territory"** means the geographical area identified in Appendix B.

2.16 **"Net Sales"** means the total gross receipts for sales of **Licensed Products** or practice of **Licensed Processes** by or on behalf of the **Licensee** or its sublicensees, and from leasing, renting, or otherwise making the **Licensed Products** available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions paid to individuals, whether they are with independent sales agencies or regularly employed by the **Licensee**, or sublicensees, and on its payroll, or for the cost of collections.

2.17 **"Phase 1 Clinical Study"** means the initial introduction of an investigational new drug, biologic into humans, the principal purpose of which is to determine the metabolism and pharmacologic actions in humans, the side effects, doses, and, if possible, to gain early evidence on effectiveness, in compliance with 21 C.F.R. §312(a) or foreign equivalent.

2.18 **"Phase 2 Clinical Study"** means controlled human clinical studies conducted to evaluate the effectiveness of a drug, biologic, for a particular disease indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated in compliance with 21 C.F.R. §312(b) or foreign equivalent, and shall include any clinical study that leads to a conditional regulatory approval, that is followed by a confirmatory **Phase 3 Clinical Study**.

2.19 **"Phase 3 Clinical Study"** means expanded controlled and uncontrolled human clinical trials pursuant to a randomized study with endpoints agreed upon by **FDA,** or **Foreign Regulatory Authority**, for regulatory approval performed after **Phase 2 Clinical Study** evidence suggesting effectiveness of a drug, or biologic has been obtained, and is intended to gather additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship to provide an adequate basis for regulatory approval and physician labeling, in compliance with 21 C.F.R. §312 or foreign equivalent, and shall include a confirmatory study that is conducted following conditional regulatory approval.

2.20 **"Practical Application"** means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under these conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or **Government** regulations available to the public on reasonable terms.

2.21 **"Research License"** means a nontransferable, nonexclusive license to make and to use the **Licensed Products** or the **Licensed Processes** as defined by the **Licensed Patent Rights** for purposes of internal research use only and not for purposes of commercial manufacture or distribution or in lieu of purchase.

2.22 **"Third Party Contractor(s)"** means a third-party organization, acting with, on behalf and for the benefit of **Licensee** limited to the development of the **Licensed Products** for consideration.

3. GRANT OF RIGHTS

3.1 The **IC** hereby grants and the **Licensee** accepts, subject to the terms and conditions of this **Agreement**, an exclusive license under the **Licensed Patent Rights** in the **Licensed Territory** to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any **Licensed Products** in the **Licensed Fields of Use** and to practice and have practiced any **Licensed Process(es)** in the **Licensed Fields of Use**.

3.2 This **Agreement** confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of the **IC** other than the **Licensed Patent Rights** regardless of whether these patents are dominant or subordinate to the **Licensed Patent Rights**.

4. SUBLICENSING

4.1 Subject to the terms and conditions of this **Agreement**, including Paragraphs 4.2-4.5, the **IC** hereby grants **Licensee** the right to grant sublicenses.

4.2 Upon written approval, which shall include prior review of any sublicense agreement by the **IC** and which shall not be unreasonably withheld, the **Licensee** may enter into sublicensing agreements that grant rights under the **Licensed Patent Rights**, provided that the **Licensed Patent Rights** are sublicensed together with other patent rights, or proprietary technology that is owned or controlled by **Licensee.**

4.3 The **Licensee** agrees that any sublicenses granted by it shall provide that the obligations to the **IC** of Paragraphs 5.1-5.4, 8.1, 10.1, 10.2, 12.5, and 13.9-13.11 of this **Agreement** shall be binding upon the sublicensee as if it were a party to this **Agreement**. The **Licensee** further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.4 Any sublicenses granted by the **Licensee** shall provide for the termination of the sublicense, or the conversion to a license directly between the sublicensees and the **IC**, at the option of the sublicensee, upon termination of this **Agreement** under Article 13. This conversion is subject to the **IC** approval and contingent upon acceptance by the sublicensee of the remaining provisions of this **Agreement**.

4.5 The **Licensee** agrees to forward to the **IC** a complete copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of the agreement. To the extent permitted by law, the **IC** agrees to maintain each sublicense agreement in confidence.

5. STATUTORY AND NIH REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.1 (a) The **IC** reserves on behalf of the **Government** an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the **Licensed Patent Rights** throughout the world by or on behalf of the **Government** and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the **Government** is a signatory. Prior to the **First Commercial Sale** and upon **IC's** request, the **Licensee** agrees to provide the **IC** with reasonable quantities of the **Licensed Products** or materials made through the **Licensed Processes** for **IC's** research purposes only;

(b) in the event that the **Licensed Patent Rights** are Subject Inventions made under **CRADA**, the **Licensee** grants to the **Government**, pursuant to 15 U.S.C. §3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice the **Licensed Patent Rights** or have the **Licensed Patent Rights** practiced throughout the world by or on behalf of the **Government**. In the exercise of this license, the **Government** shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. §552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. Prior to the **First Commercial Sale** and upon **IC's** request, the **Licensee** agrees to provide the **IC** with reasonable quantities of the **Licensed Products** or materials made through the **Licensed Processes** for **IC's** research purposes only.

5.2 The **Licensee** agrees that products used or sold in the United States embodying the **Licensed Products** or produced through use of the **Licensed Processes** shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the **IC**

5.3 The **Licensee** acknowledges that the **IC** may enter into future **CRADAs** under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this **Agreement**. The **Licensee** agrees not to unreasonably deny requests for a **Research License** from future collaborators with the **IC** when acquiring these rights is necessary in order to make a **CRADA** project feasible. The **Licensee** may request an opportunity to join as a party to the proposed **CRADA**.

5.4 (a) In addition to the reserved license of Paragraph 5.1, the **IC** reserves the right to grant **Research Licenses** directly or to require the **Licensee** to grant **Research Licenses** on reasonable terms. The purpose of these **Research Licenses** is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the **Licensed Patent Rights**, however, the **IC** shall consult with the **Licensee** before granting to commercial entities a **Research License** or providing to them research samples of materials made through the **Licensed Processes**; and,

(b) in exceptional circumstances, and in the event that the **Licensed Patent Rights** are Subject Inventions made under a **CRADA**, the **Government**, pursuant to 15 U.S.C. §3710a(b)(1)(B), retains the right to require the **Licensee** to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the **Licensed Patent Rights** in the **Licensed Field of Use** on terms that are reasonable under the circumstances, or if the **Licensee** fails to grant this license, the **Government** retains the right to grant the license itself. The exercise of these rights by the **Government** shall only be in exceptional circumstances and only if the **Government** determines:

(i) the action is necessary to meet health or safety needs that are not reasonably satisfied by the **Licensee**;

(ii) the action is necessary to meet requirements for public use specified by Federal regulations, and these requirements are not reasonably satisfied by the **Licensee**; or

(iii) the **Licensee** has failed to comply with an agreement containing provisions described in 15 U.S.C. §3710a(c)(4)(B); and

(c) the determination made by the **Government** under this Paragraph 5.4 is subject to administrative appeal and judicial review under 35 U.S.C. §203(b).

6. ROYALTIES AND REIMBURSEMENT

6.1 The **Licensee** agrees to pay the **IC** a noncreditable, nonrefundable license issue royalty as set forth in Appendix C.

6.2 The **Licensee** agrees to pay the **IC** a nonrefundable annual royalty as set forth in Appendix C.

6.3 The **Licensee** agrees to pay the **IC** earned royalties as set forth in Appendix C.

6.4 The **Licensee** agrees to pay the **IC** benchmark royalties as set forth in Appendix C.

6.5 The **Licensee** agrees to pay the **IC** sublicensing royalties as set forth in Appendix C.

6.6 A patent or patent application licensed under this **Agreement** shall cease to fall within the **Licensed Patent Rights** for the purpose of computing earned royalty payments in any given country on the earliest of the dates that:

(a) the application has been abandoned and not continued;

(b) the patent expires or irrevocably lapses, or

(c) the patent has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.7 No multiple royalties shall be payable because any **Licensed Products** or **Licensed Processes** are covered by more than one of the **Licensed Patent Rights**.

6.8 On sales of the **Licensed Products** by the **Licensee** to sublicensees or on sales made in other than an arm's-length transaction, the value of the **Net Sales** attributed under this Article 6 to this transaction shall be that which would have been received in an arm's-length transaction, based on sales of like quantity and quality products on or about the time of this transaction.

6.9 **Licensee**, shall pay to **IC** a royalty equal to the total amount of all unreimbursed patent expenses paid by the **IC** prior to the **Effective Date** of this **Agreement** for **IC's** preparation, filing, prosecution, and maintenance of all patent applications and patents included within the **Licensed Patent Rights ("Past-patent Costs"). IC's** will submit to the **Licensee** a statement and amount for this unreimbursed patent expenses royalty. **Licensee** will make payment in the following installments:

(a) within thirty (30) days of the date that the authorized signatories of all **Parties** have signed this **Agreement**, a first installment payment of eight thousand five hundred dollars ($8,500);

(b) on or before the first anniversary of the **Effective Date,** a second installment in the amount of fifty percent (50%) of the remaining balance of **Past-patent Costs**; and

(c) upon the earliest of (if the dates differ) either the third anniversary of the **Effective Date** or, upon the date of termination or expiration of this **Agreement,** a final installment in the amount of the total remaining balance of any **Past-patent Costs.**

6.10 With regard to unreimbursed expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the **Licensed Patent Rights** and paid by the **IC** on or after the effective date of this **Agreement**, the **IC**, at its sole option, may require the **Licensee**:

(a) to pay the **IC** on an annual basis, within sixty (60) days of the **IC's** submission of a statement and request for payment, a royalty amount equivalent to these unreimbursed expenses paid during the previous calendar year(s);

(b) to pay these unreimbursed expenses directly to the law firm employed by the **IC** to handle these functions. However, in this event, the **IC** and not the **Licensee** shall be the client of the law firm; or

(c) in limited circumstances, the **Licensee** may be given the right to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the **Licensed Patent Rights**. In that event, the **Licensee** shall directly pay the attorneys or agents engaged to prepare, file, prosecute, or maintain these patent applications or patents and shall provide the **IC** with copies of each invoice associated with these services as well as documentation that these invoices have been paid.

6.11 The **IC** agrees, upon written request, to provide the **Licensee** with summaries of patent prosecution invoices for which the **IC** has requested payment from the **Licensee** under Paragraphs 6.9 and 6.10. The **Licensee** agrees that all information provided by the **IC** related to patent prosecution costs shall be treated as confidential commercial information and shall not be released to a third party except as required by law or a court of competent jurisdiction.

6.12 The **Licensee** may elect to surrender its rights in any country of the **Licensed Territory** under any of the **Licensed Patent Rights** upon ninety (90) days written notice to the **IC** and owe no payment obligation under Paragraph 6.10 for patent-related expenses paid in that country after ninety (90) days of the effective date of the written notice.

7. PATENT FILING, PROSECUTION, AND MAINTENANCE

7.1 Except as otherwise provided in this Article 7, the **IC** agrees to take responsibility for, but to consult with, the **Licensee** in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the **Licensed Patent Rights** and shall furnish copies of relevant patent-related documents to the **Licensee.**

7.2 Upon the **IC's** written request, the **Licensee** shall assume the responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the **Licensed Patent Rights** and shall, on an ongoing basis, promptly furnish copies of all patent-related documents to the **IC**. In this event, the **Licensee** shall, subject to the prior approval of the **IC**, select registered patent attorneys or patent agents to provide these services on behalf of the **Licensee** and the **IC**. The **IC** shall provide appropriate powers of attorney and other documents necessary to undertake this action to the patent attorneys or patent agents providing these services. The **Licensee** and its attorneys or agents shall consult with the **IC** in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the **Licensed Patent Rights** and shall provide the **IC** sufficient opportunity to comment on any document that the **Licensee** intends to file or to cause to be filed with the relevant intellectual property or patent office.

7.3 At any time, the **IC** may provide the **Licensee** with written notice that the **IC** wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the **Licensed Patent Rights**. If the **IC** elects to reassume these responsibilities, the **Licensee** agrees to cooperate fully with the **IC**, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the **Licensed Patent Rights** and to provide the **IC** with complete copies of any and all documents or other materials that the **IC** deems necessary to undertake such responsibilities. The **Licensee** shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of the **IC's** choice.

7.4 Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the **Licensed Patent Rights** and permit each other to provide comments and suggestions with respect to the preparation, filing, prosecution, and maintenance of the **Licensed Patent Rights**, which comments and suggestions shall be considered by the other party.

8. RECORD KEEPING

8.1 The **Licensee** agrees to keep accurate and correct records of the **Licensed Products** made, used, sold, or imported and the **Licensed Processes** practiced under this **Agreement** appropriate to determine the amount of royalties due the **IC**. These records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection, at the expense of the **IC**, by an accountant or other designated auditor selected by the **IC** for the sole purpose of verifying reports and royalty payments hereunder. The accountant or auditor shall only disclose to the **IC** information relating to the accuracy of reports and royalty payments made under this **Agreement**. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then the **Licensee** shall reimburse the **IC** for the cost of the inspection at the time the **Licensee** pays the unreported royalties, including any additional royalties as required by Paragraph 9.8. All royalty payments required under this Paragraph shall be due within sixty (60) days of the date the **IC** provides to the **Licensee** notice of the payment due. If an inspection shows an overpayment, licensee will be given a credit against the future payment due.

9. REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.1 Prior to signing this **Agreement**, the **Licensee** has provided the **IC** with the **Commercial Development Plan** in Appendix E, under which the **Licensee** intends to bring the subject matter of the **Licensed Patent Rights** to the point of **Practical Application**. This **Commercial Development Plan** is hereby incorporated by reference into this **Agreement**. Based on this plan, performance **Benchmarks** are determined as specified in Appendix D.

9.2 The **Licensee** shall provide written annual reports on its product development progress or efforts to commercialize under the **Commercial Development Plan** for each of the **Licensed Fields of Use** within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacture and status of sublicensing, marketing, importing, and sales during the preceding calendar year, as well as, plans for the present calendar year. The **IC** also encourages these reports to include information on any of the **Licensee's** public service activities that relate to the **Licensed Patent Rights**. If reported progress differs from that projected in the **Commercial Development Plan** and **Benchmarks**, the **Licensee** shall explain the reasons for these differences. In the annual report, the **Licensee** may propose amendments to the **Commercial Development Plan**, acceptance of which by the **IC** may not be denied unreasonably. The **Licensee** agrees to provide any additional information reasonably required by the **IC** to evaluate the **Licensee's** performance under this **Agreement**. The **Licensee** may amend the **Benchmarks** at any time upon written approval by the **IC**. The **IC** shall not unreasonably withhold approval of any request of the **Licensee** to extend the time periods of this schedule if the request is supported by a reasonable showing by the **Licensee** of diligence in its performance under the **Commercial Development Plan** and toward bringing the **Licensed Products** to the point of **Practical Application** as defined in 37 C.F.R. §404.3(d). The **Licensee** shall amend the **Commercial Development Plan** and **Benchmarks** at the request of the **IC** to address any **Licensed Fields of Use** not specifically addressed in the plan originally submitted.

9.3 The **Licensee** shall report to the **IC** the dates for achieving **Benchmarks** specified in Appendix D and the **First Commercial Sale** in each country in the **Licensed Territory** within thirty (30) days of such occurrences.

9.4 The **Licensee** shall submit to the **IC**, within sixty (60) days after each calendar half-year ending June 30 and December 31, a royalty report, as described in the example in Appendix F, setting forth for the preceding half-year period the amount of the **Licensed Products** sold or **Licensed Processes** practiced by or on behalf of the **Licensee** in each country within the **Licensed Territory**, the **Net Sales**, and the amount of royalty accordingly due. With each royalty report, the **Licensee** shall submit payment of earned royalties due. If no earned royalties are due to the **IC** for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of the **Licensee** and shall include a detailed listing of all deductions made under Paragraph 2.16 to determine **Net Sales** made under Article 6 to determine royalties due. The royalty report shall also identify the site of manufacture for the **Licensed Product(s)** sold in the United States.

9.5 The **Licensee** agrees to forward semi-annually to the **IC** a copy of these reports received by the **Licensee** from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to the **IC** by the **Licensee** for activities under the sublicense.

9.6 Royalties due under Article 6 shall be paid in U.S. dollars and payment options are listed in Appendix G. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in *The Wall Street Journal* on the day that the payment is due. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by the **Licensee**. The royalty report required by Paragraph 9.4 shall be mailed to the **IC** at its address for **Agreement** Notices indicated on the Signature Page.

9.7 The **Licensee** shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay the tax and be responsible for all filings with appropriate agencies of foreign governments.

9.8 Additional royalties may be assessed by the **IC** on any payment that is more than ninety (90) days overdue at the rate of one percent (1%) per month. This one percent (1%) per month rate may be applied retroactively from the original due date until the date of receipt by the **IC** of the overdue payment and additional royalties. The payment of any additional royalties shall not prevent the **IC** from exercising any other rights it may have as a consequence of the lateness of any payment.

9.9 All plans and reports required by this Article 9 and marked "confidential" by the **Licensee** shall, to the extent permitted by law, be treated by the **IC** as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of these records by the **IC** under the Freedom of Information Act (FOIA), 5 U.S.C. §552 shall be subject to the predisclosure notification requirements of 45 C.F.R. §5.65(d).

10. PERFORMANCE

10.1 The **Licensee** shall use its reasonable commercial efforts to bring the **Licensed Products** and the **Licensed Processes** to **Practical Application.** "Reasonable commercial efforts" for the purposes of this provision shall include adherence to the **Commercial Development Plan** in Appendix E and performance of the **Benchmarks** in Appendix D. The efforts of a sublicensee shall be considered the efforts of the **Licensee.**

10.2 Upon the **First Commercial Sale**, until the expiration or termination of this **Agreement**, the **Licensee** shall use its reasonable commercial efforts to make the **Licensed Products** and the **Licensed Processes** reasonably accessible to the United States public.

10.3 The **Licensee** agrees, after its **First Commercial Sale,** to make reasonable quantities of the **Licensed Products** or materials produced through the use of the **Licensed Processes** available to patient assistance programs.

10.4 The **Licensee** agrees, after its **First Commercial Sale** and as part of its marketing and product promotion, to develop educational materials (e.g., brochures, website, etc.) directed to patients and physicians detailing the **Licensed Products** or medical aspects of the prophylactic and therapeutic uses of the **Licensed Products.**

10.5 The **Licensee** agrees to supply, to the Mailing Address for **Agreement** Notices indicated on the Signature Page, the Office of Technology Transfer, **NIH** with inert samples of the **Licensed Products** or the **Licensed Processes** or their packaging for educational and display purposes only.

11. INFRINGEMENT AND PATENT ENFORCEMENT

11.1 The **IC** and the **Licensee** agree to notify each other promptly of each infringement or possible infringement of the **Licensed Patent Rights**, as well as, any facts which may affect the validity, scope, or enforceability of the **Licensed Patent Rights** of which either party becomes aware.

11.2 Pursuant to this **Agreement** and the provisions of 35 U.S.C. Chapter 29, the **Licensee** may:

(a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the **Licensed Patent Rights**;

(b) in any suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for the infringement; or

(c) settle any claim or suit for infringement of the **Licensed Patent Rights** provided, however, that the **IC** and appropriate **Government** authorities shall have the first right to take such actions; and

(d) if the **Licensee** desires to initiate a suit for patent infringement, the **Licensee** shall notify the **IC** in writing. If the **IC** does not notify the **Licensee** of its intent to pursue legal action within ninety (90) days, the **Licensee** shall be free to initiate suit. The **IC** shall have a continuing right to intervene in the suit. The **Licensee** shall take no action to compel the **Government** either to initiate or to join in any suit for patent infringement. The **Licensee** may request the **Government** to initiate or join in any suit if necessary to avoid dismissal of the suit. Should the **Government** be made a party to any suit, the **Licensee** shall reimburse the **Government** for any costs, expenses, or fees which the **Government** incurs as a result of the motion or other action, including all costs incurred by the **Government** in opposing the motion or other action. In all cases, the **Licensee** agrees to keep the **IC** reasonably apprised of the status and progress of any litigation. Before the **Licensee** commences an infringement action, the **Licensee** shall notify the **IC** and give careful consideration to the views of the **IC** and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.3 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the **Licensed Patent Rights** shall be brought against the **Licensee** or raised by way of counterclaim or affirmative defense in an infringement suit brought by the **Licensee** under Paragraph 11.2, pursuant to this **Agreement** and the provisions of 35 U.S.C. Chapter 29 or other statutes, the **Licensee** may:

(a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the **Licensed Patent Rights**;

(b) in any suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for the infringement; and

(c) settle any claim or suit for declaratory judgment involving the **Licensed Patent Rights**-provided, however, that the **IC** and appropriate **Government** authorities shall have the first right to take these actions and shall have a continuing right to intervene in the suit; and

(d) if the **IC** does not notify the **Licensee** of its intent to respond to the legal action within a reasonable time, the Licensee shall be free to do so. The **Licensee** shall take no action to compel the **Government** either to initiate or to join in any declaratory judgment action. The **Licensee** may request the **Government** to initiate or to join any suit if necessary to avoid dismissal of the suit. Should the **Government** be made a party to any suit by motion or any other action of the **Licensee**, the **Licensee** shall reimburse the **Government** for any costs, expenses, or fees, which the **Government** incurs as a result of the motion or other action. If the **Licensee** elects not to defend against the declaratory judgment action, the **IC**, at its option, may do so at its own expense. In all cases, the **Licensee** agrees to keep the **IC** reasonably apprised of the status and progress of any litigation. Before the **Licensee** commences an infringement action, the **Licensee** shall notify the **IC** and give careful consideration to the views of the **IC** and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.4 In any action under Paragraphs 11.2 or 11.3 the expenses including costs, fees, attorney fees, and disbursements, shall be paid by the **Licensee**. The value of any recovery made by the **Licensee** through court judgment or settlement shall be treated as **Net Sales** and subject to earned royalties.

11.5 The **IC** shall cooperate fully with the **Licensee** in connection with any action under Paragraphs 11.2 or 11.3. The **IC** agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by the **Licensee**.

12. NEGATION OF WARRANTIES AND INDEMNIFICATION

12.1 The **IC** offers no warranties other than those specified in Article 1.

12.2 The **IC** does not warrant the validity of the **Licensed Patent Rights** and makes no representations whatsoever with regard to the scope of the **Licensed Patent Rights**, or that the **Licensed Patent Rights** may be exploited without infringing other patents or other intellectual property rights of third parties.

12.3 THE **IC** MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE **LICENSED PATENT RIGHTS** OR TANGIBLE MATERIALS RELATED THERETO.

12.4 The **IC** does not represent that it shall commence legal actions against third parties infringing the **Licensed Patent Rights.**

12.5 The **Licensee** shall indemnify and hold the **IC**, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of:

(a) the use by or on behalf of the **Licensee**, its sublicensees, directors, employees, or third parties of any **Licensed Patent Rights**; or

(b) the design, manufacture, distribution, or use of any **Licensed Products**, **Licensed Processes** or materials by the **Licensee**, or other products or processes developed in connection with or arising out of the **Licensed Patent Rights**.

12.6 The **Licensee** agrees to maintain a liability insurance program consistent with sound business practice.

13. TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.1 This **Agreement** shall not take effect unless and until:

(a) **Licensee** has paid to the **IC** a noncreditable, nonrefundable license issue royalty in the amount and as set as set forth in Appendix B;

(b) **Licensee** has paid the first royalty installment for **Past-patent Costs** reimbursement, under paragraph 6.9(a); and

(c) the **Agreement** has been signed by the authorized representatives of the parties, in accordance to the provisions of Paragraph 14.16.

Upon fulfillment of all conditions under this paragraph 13.1(a-c), this **Agreement** is effective on the **Effective Date**.

13.2 This **Agreement** shall take effect on the **Effective Date** and shall expire (unless sooner terminated as provided in this Article 13) either:

(a) Thirty-six (36) months from the **Effective Date**, if not extended in accordance with 13.2 (b); or

(b) if **Licensee** has (i) paid to the **IC** the **License Extension Royalty** as specified in Appendix C (IV), and (ii) provided **IC** written evidence of commercially reasonable progress toward **Licensee**-sponsored clinical studies of a **Licensed Product** and adherence with the **Commercial Development Plan**, (*such evidence may include, but is not limited to, completed experiments showing non-clinical pharmacology or toxicology data, and any completed regulatory filings*) on the date of the last to expire of the **Licensed Patent Rights**.

13.3 In the event that the **Licensee** is in default in the performance of any material obligations under this **Agreement**, including but not limited to the obligations listed in Paragraph 13.5, and if the default has not been remedied within ninety (90) days after the date of notice in writing of the default, the **IC** may terminate this **Agreement** by written notice and pursue outstanding royalties owed through procedures provided by the Federal Debt Collection Act.

13.4 In the event that the **Licensee** becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, the **Licensee** shall immediately notify the **IC** in writing.

13.5 The **Licensee** shall have a unilateral right to terminate this **Agreement** or any licenses in any country or territory by giving the **IC** sixty (60) days written notice to that effect.

13.6 The **IC** shall specifically have the right to terminate or modify, at its option, this **Agreement**, if the **IC** determines that the **Licensee**:

(a) is not executing the **Commercial Development Plan** submitted with its request for a license and the **Licensee** cannot otherwise demonstrate to the **IC's** satisfaction that the **Licensee** has taken, or can be expected to take within a reasonable time, effective steps to achieve the **Practical Application** of the **Licensed Products** or the **Licensed Processes**;

(b) has not achieved the **Benchmarks** as may be modified under Paragraph 9.2;

(c) has willfully made a false statement of, or willfully omitted a material fact in the license application or in any report required by this **Agreement**;

(d) has committed a material breach of a covenant or agreement contained in this **Agreement**;

(e) is not keeping the **Licensed Products** or the **Licensed Processes** reasonably available to the public after commercial use commences;

(f) cannot reasonably satisfy unmet health and safety needs; or

(g) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.2 unless waived or

(h) has been found by a court of competent jurisdiction to have violated the Federal antitrust laws in connection with its performance under this **Agreement**.

13.7 In making the determination referenced in Paragraph 13.5, the **IC** shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by the **Licensee** under Paragraph 9.2. Prior to invoking termination or modification of this **Agreement** under Paragraph 13.5, the **IC** shall give written notice to the **Licensee** providing the **Licensee** specific notice of, and a ninety (90) day opportunity to respond to, the **IC's** concerns as to the items referenced in 13.5(a)-13.5(g). If the **Licensee** fails to alleviate the **IC's** concerns as to the items referenced in 13.5(a)-13.5(g) or fails to initiate corrective action to the **IC's** satisfaction, the **IC** may terminate this **Agreement**.

13.8 When the public health and safety so require, and after written notice to the **Licensee** providing the **Licensee** a sixty (60) day opportunity to respond, the **IC** shall have the right to require the **Licensee** to grant sublicenses to responsible applicants, on reasonable terms, in any **Licensed Fields of Use** under the **Licensed Patent Rights**, unless the **Licensee** can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the **Licensed Patent Rights**. The **IC** shall not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with the **Licensee**.

13.9 The **IC** reserves the right according to 35 U.S.C. §209(d)(3) to terminate or modify this **Agreement** if it is determined that this action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by the **Licensee**.

13.10 Within thirty (30) days of receipt of written notice of the **IC's** unilateral decision to modify or terminate this **Agreement**, the **Licensee** may, consistent with the provisions of 37 C.F.R. §404.11, appeal the decision by written submission to the designated **IC** official or designee. The decision of the designated **IC** official or designee shall be the final agency decision. The **Licensee** may thereafter exercise any and all administrative or judicial remedies that may be accessible.

13.11 Within ninety (90) days of expiration or termination of this **Agreement** under this Article 13, a final report shall be submitted by the **Licensee**. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expenses, due to the **IC** shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with the **IC** pursuant to Paragraph 4.3. Unless otherwise specifically provided for under this **Agreement**, upon termination or expiration of this **Agreement**, the **Licensee** shall return all **Licensed Products** or other materials included within the **Licensed Patent Rights** to the **IC** or provide the **IC** with certification of the destruction thereof. The **Licensee** may not be granted additional **IC** licenses if the final reporting requirement is not fulfilled.

14. GENERAL PROVISIONS

14.1 Neither party may waive or release any of its rights or interests in this **Agreement** except in writing. The failure of the **either Party** to assert a right hereunder or to insist upon compliance with any term or condition of this **Agreement** shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any of these terms or conditions by the **Licensee**.

14.2 This **Agreement** constitutes the entire agreement between the parties relating to the subject matter of the **Licensed Patent Rights**, the **Licensed Products** and the **Licensed Processes**, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this **Agreement**.

14.3 The provisions of this **Agreement** are severable, and in the event that any provision of this **Agreement** shall be determined to be invalid or unenforceable under any controlling body of law, this determination shall not in any way affect the validity or enforceability of the remaining provisions of this **Agreement**.

14.4 If either party desires a modification to this **Agreement**, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of the modification. No modification shall be effective until a written amendment is signed by the signatories to this **Agreement** or their designees.

14.5 The construction, validity, performance, and effect of this **Agreement** shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.6 All **Agreement** notices required or permitted by this **Agreement** shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party at the address designated on the following Signature Page, or to another address as may be designated in writing by the other party. **Agreement** notices shall be considered timely if the notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

14.7 This **Agreement** shall not be assigned or otherwise transferred (including any transfer by legal process or by operation of law, and any transfer in bankruptcy or insolvency, or in any other compulsory procedure or order of court) except to the **Licensee's Affiliate(s)** without the prior written consent of the **IC**. The parties agree that the identity of the parties is material to the formation of this **Agreement** and that the obligations under this **Agreement** are nondelegable. In the event that the **IC** approves a proposed assignment, the **Licensee** shall pay the **IC**, as an additional royalty, three percent (3%) of the fair market value of any consideration paid to the **Licensee** for any assignment of this **Agreement** within sixty (60) days **Licensee's** receipt of the payments.

14.8 The **Licensee** agrees in its use of any **IC**-supplied materials to comply with all applicable statutes, regulations, and guidelines, including **NIH** and **HHS** regulations and guidelines. The **Licensee** agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 C.F.R. Part 50 and 45 C.F.R. Part 46. The **Licensee** agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying the **IC**, in writing, of the research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to the **IC** of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of the research or trials.

14.9 The **Licensee** acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of these items may require a license from the appropriate agency of the U.S. **Government** or written assurances by the **Licensee** that it shall not export these items to certain foreign countries without prior approval of this agency. The **IC** neither represents that a license is or is not required or that, if required, it shall be issued.

14.10 The **Licensee** agrees to mark the **Licensed Products** or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All the **Licensed Products** manufactured in, shipped to, or sold in other countries shall be marked in a manner to preserve the **IC's** patent rights in those countries.

14.11 By entering into this **Agreement**, the **IC** does not directly or indirectly endorse any product or service provided, or to be provided, by the **Licensee** whether directly or indirectly related to this **Agreement**. The **Licensee** shall not state or imply that this **Agreement** is an endorsement by the **Government**, the **IC**, any other **Government** organizational unit, or any **Government** employee. Additionally, the **Licensee** shall not use the names of the **IC**, the **FDA** or the **HHS** or the **Government** or their employees in any advertising, promotional, or sales literature without the prior written approval of the **IC**.

14.12 The parties agree to attempt to settle amicably any controversy or claim arising under this **Agreement** or a breach of this **Agreement**, except for appeals of modifications or termination decisions provided for in Article 13. The **Licensee** agrees first to appeal any unsettled claims or controversies to the designated **IC** official, or designee, whose decision shall be considered the final agency decision. Thereafter, the **Licensee** may exercise any administrative or judicial remedies that may be available.

14.13 Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 C.F.R. Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14 Any formal recordation of this **Agreement** required by the laws of any **Licensed Territory** as a prerequisite to enforceability of the **Agreement** in the courts of any foreign jurisdiction or for other reasons shall be carried out by the **Licensee** at its expense, and appropriately verified proof of recordation shall be promptly furnished to the **IC**.

14.15 Paragraphs 4.4, 8.1, 9.5-9.8, 12.1-12.5, 13.9, 13.10, 14.12 and 14.15 of this **Agreement** shall survive termination of this **Agreement**.

14.16 The terms and conditions of this **Agreement** shall, at the **IC's** sole option, be considered by the **IC** to be withdrawn from the **Licensee's** consideration and the terms and conditions of this **Agreement**, and the **Agreement** itself to be null and void, unless this **Agreement** is executed by the **Licensee** and a fully executed original is received by the **IC** within sixty (60) days from the date of the **IC's** signature found at the Signature Page.

SIGNATURES BEGIN ON NEXT PAGE

NIH PATENT LICENSE AGREEMENT – *EXCLUSIVE*

SIGNATURE PAGE

For the **IC**:

Mala Dutta -S Digitally signed by Mala Dutta -S Date: 2021.02.02 11:53:56 -05'00'

_____________________ Date

Mala Dutta, Ph.D.
Technology Development Coordinator
National Eye Institute
National Institutes of Health

Brian G. Trent -S Digitally signed by Brian G. Trent -S Date: 2021.02.02 11:51:03 -05'00'

_____________________ Date

Brian Trent
Executive Officer
National Eye Institute
National Institutes of Health

Santa Tumminia -S Digitally signed by Santa Tumminia -S Date: 2021.02.01 19:30:06 -05'00'

_____________________ Date

Santa Tumminia, Ph.D.
Deputy Director
National Eye Institute
National Institutes of Health

Mailing Address or E-mail Address for **Agreement** notices and reports:

License Compliance and Administration
Monitoring & Enforcement
Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804 U.S.A.

E-mail: LicenseNotices_Reports@mail.nih.gov

For the Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of the Licensee made or referred to in this document are truthful and accurate.):

by:

Signature of Authorized Official

Date 2/02/2021

Paul Michaels
Chairman & President

I. Official and Mailing Address for Agreement notices:

Paul Michaels, Chairman
Connectyx Technologies Holdings
1825 NW Corporate Blvd, Suite 110
Boca Raton, Florida 33431
Email: pmichaels@connectyx.com
Phone: 561 418 7725

II. Official and Mailing Address for Financial notices (the Licensee's contact person for royalty payments)

Paul Michaels, Chairman
Connectyx Technologies Holdings
1825 NW Corporate Blvd, Suite 110
Boca Raton, Florida 33431
Email: pmichaels@connectyx.com
Phone: 561 418 7725

Any false or misleading statements made, presented, or submitted to the **Government**, including any relevant omissions, under this **Agreement** and during the course of negotiation of this **Agreement** are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) or imprisonment).

APPENDIX A – PATENT(S) OR PATENT APPLICATION(S)

Patent(s) or Patent Application(s):

I. U.S. Provisional Patent Application No. 62/899,899 filed 13 September 2019; **HHS** Ref No. E-227-2018-0-US-01

II. PCT Application No. PCT/US2020/050540 filed 11 September 2020; **HHS** Ref. No. E-227-2018-0-PCT-02

APPENDIX B – LICENSED FIELDS OF USE AND TERRITORY

I. **Licensed Fields of Use:** therapeutics to treat retinal degenerative diseases in human

II. **Licensed Territory:** Worldwide, wherever the **Licensed Patent Rights** are pending or issued.

APPENDIX C – ROYALTIES

Royalties:

I. The **Licensee** agrees to pay to the **IC** a noncreditable, nonrefundable license issue royalty in the amount of five thousand dollars ($5,000) within thirty (30) days from the **Signature Date** of this **Agreement.**

II. The **Licensee** agrees to pay to the **IC** a nonrefundable annual royalty in the amount of five thousand dollars ($5,000) as follows:

(a) The first minimum annual royalty is due within sixty (60) days of the second anniversary of the **Effective Date** of this **Agreement**; and

(b) Subsequent annual royalty payments are due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year.

III. The **Licensee** agrees to pay the **IC** earned royalties of three and a half percent (3.5%) on **Net Sales** by or on behalf of the **Licensee** and its sublicensees.

IV. **License Extension Royalty**: Prior to expiration of this agreement thirty-six (36) months from the **Effective Date** and **Licensee** may pay an optional, one-time, nonrefundable, noncreditable license extension royalty of forty-five thousand dollars ($45,000) to extend the expiration date of this **Agreement** in accordance with paragraph 13.2(b).

V. The **Licensee** agrees to pay the **IC Benchmark** royalties within sixty (60) days of achieving each **Benchmark:**

(a) seventy-five thousand dollars ($75,000) upon initiation of the first **Phase 2 Clinical Study** for a **Licensed Product** in the **Licensed Field of Use**;

(b) three hundred thousand dollars ($300,000) for first completion **Phase 3 Clinical Study** for a **Licensed Product** in the **Licensed Field of Use;**

(c) Six hundred thousand dollars ($600,000) upon **FDA** approval of the first **Licensed Product** in the **Licensed Field of Use.**

(d) Upon the **First Commercial Sale** in any country of each of the four geographic regions (1-4 below) where **Licensed Patent Rights** are pending or exist, **Licensee** shall pay a one-time royalty as follows:

(1) United States: one hundred thousand dollars ($100,000);
(2) Canada: one hundred thousand dollars ($100,000);
(3) European Union region (including UK): one hundred thousand dollars ($100,000);
(4) Asian region (Japan, China, Korea, Australia): one hundred thousand dollars ($100,000).

VI. The **Licensee** agrees to pay the **IC** additional sublicensing royalties of twelve percent (12%) on the fair market value of any consideration received by licensee under the terms of all sublicenses granted by **Licensee** within sixty (60) days of the execution of each sublicense.

APPENDIX D – BENCHMARKS AND PERFORMANCE

The **Licensee** agrees to the following **Benchmarks** for its performance under this **Agreement** and, within thirty (30) days of achieving a **Benchmark**, shall notify the **IC** that the **Benchmark** has been achieved.

I. On or before Five (5) months from the **Effective Date**, initiate any pre-clinical study activities, as needed, under target points of 2.1 and 3.1 in the **Commercial Development Plan**;

II. On or before twenty-four (24) months from the **Effective Date**, complete a **Phase 1 Clinical Study** or initiate a **Phase 2 Clinical Study** for treatment of a first indicated disease within the **Field of Use** using a **Licensed Product**;

III. On or before thirty-six (36) months from the **Effective Date**, complete a **Phase 2 Clinical Study** or initiate a **Phase 3 Clinical Study** for treatment of a first indicated disease within the **Field of Use** using a **Licensed Product**;

IV. On or before forty-eight (48) months from the **Effective Date**, complete a **First Commercial Sale** of a **Licensed Product** to treat a first indicated disease within the **Field of Use**;

V. On or before sixty (60) months from the **Effective Date**, initiate clinical studies for treatment of an at least a second indicated disease within the **Field of Use** using a **Licensed Product**;

VI. On or before one hundred and twenty (120) months, complete a **First Commercial Sale** of a **Licensed Product** to treat at least a second indicated disease with the **Field of Use**.